Exhibit 4.2

DESCRIPTION OF SHARES

The following summary of the terms of our stock is only a summary and you should refer to our charter and bylaws for a full description. Copies of our charter and bylaws are filed as part of the registration statement of which this prospectus is a part.

Authorized Stock

Our charter authorizes us to issue up to 100,000,000 shares of common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share.

Common Stock

All of the common stock we are offering will be duly authorized, fully paid and nonassessable when issued. Subject to the preferential rights of any other class or series of stock and to the provisions of our charter regarding the restriction on the ownership and transfer of shares of our stock, holders of our common stock will be entitled to receive distributions if authorized by our Board of Directors out of legally available funds and declared by us and, to share ratably in our assets available for distribution to the stockholders in the event of a liquidation, dissolution or winding-up.

Each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding common stock can elect all of the directors then standing for election, and the holders of the remaining common stock will not be able to elect any directors.

Holders of our common stock have no conversion, sinking fund, redemption or exchange rights, and have no preemptive rights to subscribe for any of our securities. Holders of our stock do not have appraisal rights unless a majority of our Board of Directors determines that such rights shall apply. Shares of our common stock have equal dividend, distribution, liquidation and other rights.

Under our charter, we cannot make some material changes to our business form or operations without the approval of stockholders holding at least a majority of the shares of our stock entitled to vote on the matter. Generally, these include (1) certain amendments to our charter, (2) our liquidation or dissolution, (3) the sale of substantially all of our assets, other than in the ordinary course of business, (4) our reorganization, and (5) certain mergers or consolidations. Share exchanges in which we are the acquirer, however, do not require stockholder approval.

Our charter and bylaws provide that the election of directors requires the affirmative vote of holders of a majority of all the shares present, in person or by proxy, at a meeting of our stockholders at which a quorum is present. Our charter provides that the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast generally in the election of directors may remove any director with or without cause.

Our registrar and transfer agent is DST Systems, Inc.

Preferred Stock

Shares of preferred stock may be issued in the future in one or more series as authorized by our Board of Directors. Prior to the issuance of shares of any series, our Board of Directors is required by our charter to fix the number of shares to be included in each series and the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each series. Because our Board of Directors has the power to establish the preferences, powers and rights of each series of preferred stock, it may provide the holders of any series of preferred stock with preferences, powers and rights, voting or otherwise, senior to the rights of holders of our common stock. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our common stock. However, the issuance of preferred stock must be approved by a majority of independent directors not otherwise interested in the transaction, who will have access at our expense to our legal counsel or to independent legal counsel.

Issuance of Additional Securities and Debt Instruments

Our directors are authorized to issue additional stock or other convertible securities for cash, property or other consideration on such terms as they may deem advisable. Subject to restrictions in our charter, our directors may cause us to issue debt obligations on such terms and conditions as they may determine, including debt with the right to convert into stock. Subject to certain restrictions, our directors may also cause us to issue warrants, options and rights to buy our common stock on such terms as they deem advisable to our stockholders, as part of a financing arrangement, or pursuant to our Employee and Director Incentive Restricted Share Plan. Our directors may cause us to issue warrants, options and rights to buy our common stock even though their exercise could result in dilution in the value of our outstanding common stock.

Restrictions on Issuance of Securities

Our charter provides that we will not issue:

●	equity securities which are redeemable solely at the option of the holder;

●	debt securities unless the historical debt service coverage in the most recently completed fiscal year is sufficient to properly service the higher level of debt;

●	options or warrants to purchase stock to our advisor or sponsor or any affiliates of our advisor or sponsor except on the same terms as sold to the general public and in an amount not to exceed 10% of our outstanding common or preferred stock on the date of grant of any options or warrants; or

●	equity securities on a deferred payment basis or similar arrangement.

The charter also provides that options or warrants may be issued to persons other than our advisor or sponsor or any affiliate thereof, but not at exercise prices less than the fair market value of the underlying securities on the date of grant and not for consideration (which may include services) that in the judgment of our independent directors has a market value less than the value of such option or warranty on the date of grant. The charter also provides that the voting rights of shares (other than any publicly held shares) sold in a private offering shall not exceed the voting rights which bear the same relationship to the voting rights of a publicly held share as the consideration paid to us for each privately offered share bears to the book value of each outstanding publicly held share.

Restrictions on Ownership and Transfer

The resale of our shares may be restricted by limitations on transferability of shares imposed by state suitability standards or blue sky laws. Specifically, the REIT sponsors must establish minimum income and net worth standards for purchasers of shares in REITs for which there is not likely to be a substantial and active secondary market, such as us. The NASAA REIT Guidelines require a sponsor to propose minimum income and net worth standards that are reasonable given the type of REIT and risk associated with the purchase of shares. REITs with greater investor risk must have minimum standards with a substantial net worth requirement. Generally, unless a particular state regulator decides otherwise, stockholders must have a minimum annual gross income of $70,000 and a minimum net worth of $70,000, or a minimum net worth of $250,000. For specific states with increased minimum income and net worth requirements, or other requirements, see the page immediately following the cover page of this prospectus.

In order to qualify as a REIT under the Code, among other purposes, our charter provides that, subject to exceptions described below, no person may beneficially own, or be deemed to beneficially own by virtue of the attribution provisions of the Code, (i) more than 9.8% in value of our aggregate outstanding stock, (ii) more than 9.8%, in number of shares or in value, whichever is more restrictive, of any class or series of our stock, including our outstanding common stock or (iii) our capital stock to the extent that such ownership would result in us being “closely-held” within the meaning of Code Section 856(h) (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, ownership that would result in us owning (actually or constructively) an interest in a tenant that is described in Code Section 856(d)(2)(B) if the income derived by the company from such tenant would cause us to fail to satisfy any of the gross income requirements of Code Section 856(c)). Our charter further provides that any transfer of our common stock or preferred stock that would result in our common stock and preferred stock being beneficially owned by fewer than 100 persons shall be null and void, and the intended transferee will not acquire any rights in the common stock or preferred stock intended to be transferred.

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Subject to the exceptions described below, to the extent that any person beneficially owns our common or preferred stock in excess of the 9.8% ownership limits or that would cause us to be “closely-held” within the meaning of the Code or would otherwise cause us to fail to qualify as a REIT, such shares will be transferred automatically by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by us. The trustee will be a person unaffiliated with us who is designated by us. The automatic transfer will be effective as of the close of business on the business day prior to the date of the transfer. Within 20 days of receiving notice from us of the transfer of shares to the trust, the trustee of the trust will sell the shares held in the trust to a person or entity who could own such shares without violating the ownership limits. The trustee will distribute to the prohibited transferee an amount equal to the lesser of the price paid by the prohibited transferee for the shares held in the trust or the sales proceeds received by the trust for such shares.

In the case of any shares held in the trust resulting from any event other than a transfer or from a transfer for no consideration, such as a gift, the trustee will be required to sell the shares held in the trust to a qualified person or entity and distribute to the prohibited owner an amount equal to the lesser of the market price of the shares held in the trust as of the date of the event or the sales proceeds received by the trust for the shares held in the trust. In either case, any proceeds in excess of the amount distributable to the prohibited transferee or prohibited owner, as applicable, will be distributed to the beneficiary. Prior to a sale of any of the shares by the trust, the trustee will be entitled to receive, in trust for the beneficiary, all dividend and other distributions paid by us with respect to the shares, and also will be entitled to exercise all voting rights with respect to the shares. Subject to the MGCL effective as of the date that such shares have been transferred to the trust, the trustee shall have the authority, in its sole discretion, to:

●	rescind as void any vote cast by a prohibited transferee or prohibited owner, as applicable, prior to the discovery by us that such shares have been transferred to the trust; and

●	recast such vote in accordance with the desires of the trustee acting for the benefit of the beneficiary.

However, if we have already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast such vote. Any dividend or other distribution paid to the prohibited transferee or prohibited owner prior to the discovery by us that such shares had been automatically transferred to a trust as described above, will be required to be repaid to the trustee upon demand for distribution to the beneficiary. In the event that the transfer to the trust as described above is not automatically effective for any reason to prevent violation of the ownership limits or such other limit as provided in the charter or as otherwise permitted by our Board of Directors, our charter provides that the transfer of the excess shares will be voided.

Within 20 days of receiving notice from us that shares have been transferred to the trust, the trustee must sell the shares held in the trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations described above. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited transferee or prohibited owner and to the charitable beneficiary. The prohibited transferee or prohibited owner will receive the lesser of:

●	the price paid by the prohibited transferee or prohibited owner for the shares or, if the prohibited transferee or prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., in the case of a gift, devise or other such transaction), the market price of the shares on the day of the event causing the shares to be held in the trust; and

●	the price per share received by the trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the trust.

The trustee may reduce the amount payable to the prohibited transferee or prohibited owner by the amount of dividends and other distributions which have been paid to the prohibited transferee or prohibited owner and are owed by the prohibited transferee or prohibited owner to the trustee. Any net sales proceeds in excess of the amount payable to the prohibited transferee or prohibited owner will be immediately paid to the charitable beneficiary. If, prior to our discovery that shares have been transferred to the trustee, such shares are sold by a prohibited transferee or prohibited owner, then (i) such shares will be deemed to have been sold on behalf of the trust and (ii) to the extent that the prohibited transferee or prohibited owner received an amount for such shares that exceeds the amount that such prohibited transferee or prohibited owner was entitled to receive, such excess must be paid to the trustee upon demand.

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In addition, our shares which are held in trust shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

●	the price per share on the transaction that resulted in such transfer to the trust, or, in the case of a gift, the market price at the time of the gift; and

●	the market price on the date we accept such offer.

We may reduce the amount payable to the prohibited transferee or prohibited owner by the amount of dividends and other distributions which have been paid to the prohibited transferee or prohibited owner and are owed by the prohibited transferee or prohibited owner to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary.

We shall have the right to accept such offer until the trustee has sold the shares of stock held in the trust. Upon such a sale to us, the interest of the beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the prohibited transferee or prohibited owner.

Our charter requires all persons who directly or indirectly beneficially own more than 5%, or any lower percentages as required pursuant to the Code or regulations promulgated under the Code, of our outstanding common and preferred stock, within 30 days after December 31 of each year, to provide to us a written notice stating their name and address, the number of shares of common and preferred stock they beneficially own directly or indirectly, and a description of how the shares are held. In addition, each beneficial owner must provide to us any additional information as we may request in order to determine the effect, if any, of their beneficial ownership on our status as a REIT and to ensure compliance with the 9.8% ownership limits.

Our Board of Directors may exempt a person (prospectively or retroactively) from the 9.8% ownership limits upon the receipt of certain representations and undertakings required by our charter and upon certain other conditions as it deems appropriate. However, our Board of Directors may not grant an exemption from the 9.8% ownership limits to any proposed transferee whose beneficial ownership of our common and preferred stock in excess of the ownership limits would result in the termination of our status as a REIT.

Unless otherwise provided by our Board of Directors, we will not issue share certificates. Ownership of our shares will be recorded by us in book-entry form. We will provide to the record holders of such shares a written statement of the information required by Maryland law to be included on stock certificates. In the event that we issue shares of stock represented by certificates, such certificates will bear a legend referring to the restrictions described above and will contain the information required by Maryland law.

Provisions of Maryland Law and of Our Charter and Bylaws

The following paragraphs summarize material provisions of Maryland law and of our charter and bylaws. The following summary does not purport to be complete, and you should review our charter and bylaws, copies of which are exhibits to the registration statement of which this prospectus is part.

Stockholder Liability.  The Maryland General Corporation Law provides that our stockholders: (i) are not liable personally or individually in any manner whatsoever for any debt, act, omission or obligation incurred by us or our Board of Directors; and (ii) are under no obligation to us or our creditors with respect to their shares other than the obligation to pay to us the full amount of the consideration for which their shares were issued.

Business Combinations.  Under Maryland law, some business combinations (including a merger, consolidation, share exchange or, under some circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns ten percent or more of the voting power of the corporation’s outstanding voting stock or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then-outstanding stock of the corporation (an interested stockholder) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. A person is not an interested stockholder if, prior to the most recent time at which the person would otherwise have become an interested stockholder, the board of directors of the corporation approved the transaction which otherwise would have resulted in the person becoming an interested stockholder. The board of directors may provide that its approval is subject to compliance with any terms and conditions determined by the board of directors.

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After the five-year prohibition, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least:

●	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

●	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price (as defined in the Maryland business combination statute) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by our Board of Directors prior to the time that the interested stockholder becomes an interested stockholder. Our board, by resolution, has exempted any business combinations involving us and The Lightstone Group or any of its affiliates from these provisions. As a result, the five-year prohibition and the super-majority vote requirement will not apply to any business combinations between any affiliate of The Lightstone Group and us. As a result, any affiliate of The Lightstone Group may be able to enter into business combinations with us, which may or may not be in the best interests of the stockholders.

Control Share Acquisition.  Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by the affirmative vote of stockholders entitled to cast two-thirds of the votes entitled to be cast on the matter, excluding “control shares”; (1) owned by the acquiring person, (2) owned by officers, and (3) owned by employees who are also directors. “Control shares” mean voting shares which, if aggregated with all other voting shares owned by an acquiring person or which the acquiring person can exercise or direct the exercise of voting power, would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

●	one-tenth or more but less than one-third;

●	one-third or more but less than a majority; or

●	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition occurs when, subject to some exceptions, a person directly or indirectly acquires ownership or the power to direct the exercise of voting power (except solely by virtue of a revocable proxy) of issued and outstanding control shares. A person who has made or proposes to make a control share acquisition, upon satisfaction of some specific conditions, including an undertaking to pay expenses, may compel our Board of Directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a meeting is made, we may present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to some conditions and limitations, the corporation may acquire any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the corporation.

As permitted by Maryland law, our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions of our shares of stock. We cannot assure that such provision will not be amended or eliminated at any time in the future.

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